EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made and entered into this 15th day of December, 2005, by and between FIRST HOME SAVINGS BANK (hereinafter called "the Bank") and JAMES W. DUNCAN (hereinafter called "the Employee").

The Bank and the Employee agree as follows:

1.

Term:  The term of this Agreement shall be a period of one year commencing on December 15, 2005, subject to earlier termination as provided herein.  Beginning on December 15, 2006, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year; provided that:  (1) the Bank has not given notice to the Employee in writing at least 90 days prior to such anniversary that the terms of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

2.

Duties and Service:  The Employee is employed by the Bank as an executive officer and he agrees that all acts and services rendered by him during the term of this Agreement, whether solely or jointly with others, whether at the request or suggestion of the Bank or otherwise, will be for the sole and exclusive benefit of the Bank.  The Employee will at all times diligently and loyally serve and endeavor to further the interests of the Bank, and will follow and abide by the policies of the Bank and applicable banking regulations.

3.

Compensation and Benefits:

(a)

Salary.  The Bank agrees to pay the Employee during the term of this Agreement the salary established by the Board of directors, which shall be at least the Employee’s salary in effect as of the Commencement Date.  The amount of the Employee’s salary shall be reviewed by the Board of Directors, beginning not later than the first anniversary of the Commencement Date.  Adjustments in salary or other compensation shall not limit or reduce any other obligation of the of the Bank under this Agreement.  The Employee’s salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b)

Participation in Retirement and Employee Benefit Plans.  The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank’s executive officers participate.

4.

Termination:

(a)

Involuntary Termination.

(i) The Bank may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change of Control which occurs during the term of this Agreement, the Bank shall pay to the Employee his salary, for a period of six months following such termination, at the rate in effect immediately prior to the date of termination, payable in such manner and at such times as the salary would have been payable to the Employee if the Employee had continued to be employed by the Bank,

(ii) The term "Involuntary Termination" means the termination of the employment of Employee (i) by the Bank without his express written consent or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than within a radius of 35 miles from the location of the Bank=s administrative offices as of the date of this Agreement, except for reasonable travel on Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank-wide reduction in staff; (4) a reduction in the Employee's salary or a material adverse change in the Employee's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors of the Bank (or a board of any successor of the Bank) to elect him as President and Chief Executive Officer of the Bank (or any successor of the Bank) or any action by the Board of Directors (or a board of a successor of the Bank) removing him from such office.  The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to death or permanent disability,  retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

(b)

Termination for Cause.    In the event of Termination for Cause, the Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the date of termination, and shall have no further obligation to the Employee under this Agreement.  The term "Termination for Cause" means termination of the employment of the Employee with the Bank because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement.

(c)

Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon 60 days' written notice to the Board of Directors or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Bank shall be obligated jointly to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the date of termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)

Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Bank shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(e)

Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. ' 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(f)

Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. ' 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(g)

Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

 (h)

Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:  (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(i)

Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

6.

Change of Control:

 In the event of Involuntary Termination in connection with or within 12 months before or after a Change of Control, the Bank shall pay to the Employee in a lump sum in cash within 25 business days after the date of termination an amount equal to 299% of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

(a)

A change of Control” will be deemed to have occurred if at any time during this Agreement: (1) any person or persons acting in concert has or have beneficial ownership of  twenty-five percent (25%) or more of the common stock of First Bancshares, Inc. (“FBSI”); (2) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Bank's or FBSI’s Board of Directors cease for any reason to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period;  or (3) approval by FBSI’s stockholders of a plan of reorganization, merger or consolidation of the Bank or FBSI, sale of all or substantially all of the assets of the Bank or FBSI, a similar transaction in which the Bank or FBSI is not the resulting entity of such transaction.

(b)

Reductions of Benefits.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Bank or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Section 280G of the Code.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

7.

Arbitration:  Any dispute or claim concerning this Agreement or the terms and conditions of employment will be resolved by binding arbitration. If the parties cannot agree on one arbitrator, the Bank will select one, the Employee will select one and the two arbitrators will select a third.  Then, an award signed by any two of them will be final. A judgment upon the award may be entered in any court having jurisdiction.

8.

Miscellaneous:

(a)

If arbitration proceedings or litigation arise out of this Agreement,, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party.

(b)

No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and a duly authorized representative of the Bank.

(c)

A waiver of any of the terms hereof shall not be construed as a general waiver by the Bank, and the Bank shall be free to reinstate any term or condition, with or without notice to the Employee.

(d)

This Agreement shall be governed by the United States to the extent applicable and otherwise by the laws of Missouri.

(e)

This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                                                            FIRST HOME SAVINGS BANK

_/s/ James W. Duncan________________              By:_Thomas M. Sutherland___________

James W. Duncan

     Employee

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